AMENDMENT TO THE BANKBOSTON CORPORATION
1991 LONG-TERM STOCK INCENTIVE PLAN
(EFFECTIVE AS OF OCTOBER 16, 2001)

Section 2.11 of the Plan is hereby amended to read in its entirety as follows:

      2.11. “Fair Market Value,” in the case of a share of Common Stock on a particular day, means the volume weighted average price of the Common Stock for that day, as reported by Bloomberg, Inc. as of 4:00 p.m. Eastern Time on that day (or at the close of trading on the New York Stock Exchange, if earlier) or, if Bloomberg, Inc. does not report a volume weighted average price of the Common Stock for that day, for the last preceding day on which such the volume weighted average price of the Common Stock is so reported. If Bloomberg, Inc. or any successor of Bloomberg, Inc. ceases to report volume weighted average prices, the Committee shall adopt another appropriate method of determining Fair Market Value.